Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AKEBIA THERAPEUTICS, INC.

Akebia Therapeutics, Inc., a Delaware corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. This Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on February 27, 2007. On September 4, 2007, January 23, 2008, July 16, 2009, June 4, 2010, April 6, 2011, July 9, 2012, March 21, 2013 and May 10, 2013, the corporation’s certificate of incorporation was amended and restated in its entirety.

2. The Board of Directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, duly adopted a resolution setting forth an amendment to the Eighth Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for such amendment to be submitted to the stockholders of the Corporation for their approval.

3. The proposed amendment has been consented to and authorized by the stockholders of the Corporation by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

4. The Eighth Amended and Restated Certificate of Incorporation is hereby amended by adding the following paragraph immediately following the first paragraph of Article Fourth:

FIFTH: “Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Stock Split Effective Time”), (i) each (one) 1 share of Common Stock, either issued and outstanding immediately prior to the Effective Time (collectively, the “Pre-Split Common Stock”) shall, automatically and without any action on the part of the respective holders thereof, be divided and converted into 1.75 shares of Common Stock. The par value of the corporation’s Common Stock following the Stock Split shall remain $.00001 per share. Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive, as applicable, upon surrender of such certificates to the Corporation’s transfer agent for cancellation, a new certificate for a number of shares equal to the number of shares of the holder’s Pre-Split Common Stock times 1.75, rounded down to the nearest whole number. No fractional shares will be issued in connection with or following the Stock Split. Each holder of Pre-Split Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof and in accordance with Section 155 of the Delaware General Corporation Law, be entitled to receive an amount in cash to be determined in good faith by the board of directors of the Corporation equal to such fraction of a share multiplied by the fair value of a share of the Corporation’s Common Stock.

5. The Eighth Amended and Restated Certificate of Incorporation is hereby amended by removing the paragraph immediately following the new Article Fifth, and replacing it entirely with the following paragraph:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 25,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of Eighth Amended and Restated Certificate of Incorporation to be executed by John P. Butler, its Chief Executive Officer, this 6th day of March , 2014.

AKEBIA THERAPEUTICS, INC.

By:	/s/ John P. Butler
John P. Butler, Chief Executive Officer

[Signature Page to Certificate of Amendment]